Exhibit 99.1

Palomar Holdings, Inc. Announces the Successful Completion of Reinsurance Programs

LA JOLLA, Calif., May 12, 2021 (GLOBE NEWSWIRE) -- Specialty insurer Palomar Holdings, Inc. (NASDAQ: PLMR) (‘Palomar’ or the ‘Company’) today announced the successful completion of certain reinsurance programs incepting June 1, 2021.

The Company procured approximately $180 million of incremental limit for earthquakes and $100 million of incremental limit for windstorms. Reinsurance coverage now exhausts at $1.65 billion for earthquake events and $700 million for hurricane events, providing adequate headroom to support the Company’s growth initiatives as well as coverage in excess of Palomar’s 1:250-year zone peak zone Probable Maximum Loss (“PML”).

The Company increased its catastrophe event retention from $10 million to $12.5 million for all perils. Additionally, the Company completely placed the excess of loss layers of its catastrophe program thereby eliminating its co-participation and retention in selected layers. Previously the Company had $3 million of co-participation within its reinsurance program, effective June 1st Palomar has reduced its net retained loss for covered events by $500 thousand. The $12.5 million per occurrence pre-tax retention is further backstopped by the $25 million catastrophe aggregate excess of loss cover (“The Aggregate Cover”) put into place April 1st.

“We are very pleased to successfully complete our 6/1 placement,” commented Mac Armstrong, Palomar’s Chairman and Chief Executive Officer. “We were able to procure an incremental $280 million of limit to support our growth, adjust our retention modestly down when factoring in co-participations to $12.5 million and incorporate a well-received ILS issuance in the form of Torrey Pines Re into our comprehensive reinsurance program. We greatly appreciate the strong support from our reinsurance panel.”

Additional highlights of the 6/1 placement include:

●	Successful issuance of $400 million of collateralized capacity through Torrey Pines Re 144A Catastrophe Bond, which diversifies the panel by accessing ILS investors on a multi-year basis;

●	The addition of 6 new reinsurers to bring Palomar’s reinsurance panel to approximately 82 reinsurers, all of which have an “A-” (Excellent) (Outlook Stable) or better financial strength rating from A.M. Best or post collateral;

●	Prepaid reinstatements for all layers that include a reinstatement provision, thereby limiting the pre-tax net loss to $12.5 million without any offset for additional reinsurance premium.

Mr. Armstrong continued, “The consummation of the 6/1 renewal along with the Aggregate Cover are further examples of Palomar’s commitment to providing consistent earnings and profitable, predictable growth. These reinsurance programs are central to our ability to produce an attractive earnings stream and return on equity.”

Palomar President, Heath Fisher added, “We thoughtfully navigated a complicated renewal given the 2020 hurricane season as well as Winter Storm Uri in Texas. Over the past two quarters we took decisive action to improve underwriting results, and it is gratifying to see our panel endorse this strategy and offer increased support. We are fully invested in optimizing the portfolio for the betterment of Palomar, our reinsurers and our investors. The successful 6/1 placement is emblematic of the strength and collaborative nature of our reinsurance relationships and moreover positions us to take advantage of compelling market conditions. We remain grateful to reinsurers for their partnership and continued support of our business.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s principal insurance subsidiary, Palomar Specialty Insurance Company, is an admitted carrier in 32 states and has an A.M. Best financial strength rating of “A-” (Excellent).

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